Exhibit 3.5

UNSECURED, SUBORDINATED PROMISSORY NOTE

IROQUOIS VALLEY FARMS LLC

An Illinois Limited Liability Company

THIS UNSECURED, SUBORDINATED PROMISSORY NOTE ("NOTE") HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED ("ACT''). AS SUCH IT MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITY UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY (DEFINED BELOW) THAT SUCH REGISTRATION IS NOT REQUIRED. COPIES OF THE AGREEMENT COVERING THE ISSUANCE OF THIS NOTE AND RESTRICTION ON ITS TRANSFER MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS NOTE TO THE COMPANY AT THE COMPANY'S PRINCIPAL EXECUTIVE OFFICES.

This Note is unsecured and is subordinate to the Company's Senior Indebtedness (as defined below).

Principal Amount: ________________ (''Principal Amount”)

Payee: ________________________ ("Payee”)

Evanston, Illinois USA

Dated as of: ___________________(Company will insert the date)

FOR VALUE RECEIVED, Iroquois Valley Farms, LLC, an Illinois limited liability company (the "Company"), promises to pay to the order of the Payee (defined above) or the Payee's permitted assigns, the Principal Amount (defined above), plus interest accrued thereon, pursuant to the terms hereof. The unpaid Principal Amount shall accrue simple interest (calculated on the basis of a 365-day year) at the "Rate" of _____% per annum commencing on the date hereof. Subject to Section 1.2 below, the unpaid Principal Amount and all unpaid interest thereon shall be due and payable in full _________ years from the date hereof, namely on _______, 20__ ("Maturity'').

1.1.	This Note is issued as of _____________, 2024.

1.2.	All accrued and unpaid interest due on this Note shall be paid to the Payee on January 15th and July 15th of each year that this Note is outstanding. The Principal Amount, and any and all accrued and unpaid interest, shall be paid to the Payee on Maturity. All payments shall be in lawful money of the United States of America at the principal office of the Company or at such other place as the Payee may time to time designate in writing to the Company. All payments shall be applied first to accrued unpaid interest and thereafter to the Principal.

1.3.	The indebtedness evidenced by this Note is expressly subordinated in right of payment to the extent and in the manner hereinafter set forth to the prior payment in full of all the Company's Senior Indebtedness (as hereinafter defined). "Senior Indebtedness" shall mean (i) the principal of (and premium, if any) and unpaid interest on (or other payment obligation with respect to all indebtedness of the Company owed to banks or equipment leasing companies, regardless of whether such indebtedness is secured or unsecured, and regardless of whether such indebtedness is or was incurred prior to or after the date of this Note and (ii) future Notes issued pursuant to the Private Placement Memorandum for the Offering of Rooted in Regeneration Notes dated July 15, 2023, as amended (the "Memorandum"). Any and all claims arising under or otherwise pursuant to this Note are and shall at all times be subject to and subordinate to the outstanding principal and accrued and unpaid interest of the Senior Indebtedness. The indebtedness evidenced by this Note is pari passu in right of payment to (i) the Company's existing unsecured promissory notes and (ii) future unsecured promissory notes similarly structured to those Notes offered in the Memorandum and similarly structured to this Note.

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1.4.	An “Event of Default” will exist if any of the following occurs and is continuing:

1.4.1.	The failure to make any payment of Principal Amount or interest when due hereon, whether by acceleration, demand or otherwise, and failure to cure 10 days following such due date.
1.4.2.	The Company has sold, assigned, transferred, distributed, exchanged, or otherwise disposed of all or substantially all of its assets.
1.4.3.	Any Person who owns the equity interests in Iroquois Valley Farmland REIT, PBC and Iroquois Valley Farmland TRS, Inc. (collectively, the “Parent”), in the aggregate, shall own, directly or indirectly, or have the power to vote or direct the voting of at least 50.1% of the voting equity interests of the Parent or own at least 50.1% of the equity interest of the Parent.
1.4.4.	The Parent shall cease to directly own 100% of the equity interests of the Company.
1.4.5.	If the Company or the Parent consolidates or amalgamates with or merges into any person, or permits any other person to merge into it, in each case resulting in the Company or the Parent not being the surviving entity.
1.4.6.	The Company shall commence a voluntary proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or a substantial part of its property or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it or shall make a general assignment for the benefit of creditors or shall generally fail to pay its debts as they become due or shall take any action to authorize any of the foregoing or any action referenced in this section.
1.4.7.	An involuntary proceeding shall be commenced by any party other than the Company seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or a substantial part of its property and such involuntary proceeding shall remain undismissed and unstayed for a period of 30 calendar days.
1.4.8.	Any representation or warranty made by the Company in the Subscription Agreement relating to this Note, or in any report, certificate, or financial statement furnished by or on behalf of the Company to the Payee in connection with this Note, shall prove to have been false or misleading when made, in any material respect.

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1.5.	Remedies

1.5.1.	If an Event of Default of the type in Sections 1.4.1 through 1.4.6 has occurred and is continuing and has not been cured by the Company, the Payee will have the right to (i) declare the unpaid principal amount of and accrued interest (if any) on the Note to be immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Payee and (ii) take all other actions permitted under applicable law. If an Event of Default of the type in Sections 1.4.6 and 1.4.7 occurs, the Principal Amount and all accrued and unpaid interest thereon shall immediately become due and payable upon the Payee's demand.
1.5.2.	No failure or delay on the part of the Payee in the exercise of any power, right or privilege hereunder or under this Note or any related document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege.
1.5.3.	The rights, powers and remedies given to the Payee hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any other related document.
1.5.4.	Any forbearance or failure to exercise, and any delay in exercising, any right, power, or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

1.6.	The Payee may ask the Company to redeem the Note (a "Redemption''), in whole or in part, at any time, subject to the following terms:

1.6.1.	To request a Redemption, the Payee must submit a request in writing detailing the amount of the Note that they wish to redeem.
1.6.2.	Within 90 days, the Company will advise the Payee if the requested Redemption will be granted, if at all, in whole or in part. Failure by the Company to respond shall be considered declining the requested Redemption.
1.6.3.	Any Redemption, where granted, shall be subject to an "Early Redemption Fee" calculated based on (I) the number of years until Maturity of the Note at time of Redemption, and (II) the amount to be redeemed by the Company, as follows:
(i)	If the Note is redeemed greater than two years from Maturity, then the Early Redemption Fee shall equal 4% of the amount redeemed by the Company.
(ii)	If the Note is redeemed greater than one year but fewer than two years from Maturity, then the Early Redemption Fee shall equal 3% of the amount redeemed by the Company.
(iii)	If the Note is redeemed less than one year from Maturity, then the Early Redemption Fee shall equal 2% of the amount redeemed by the Company.
1.6.4.	The Early Redemption Fee is due and owing by the Payee to the Company on the date of such Redemption, along with all accrued and unpaid interest on the amount of principal being redeemed.

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1.7.	The Company may prepay this Note, in whole or in part, at any time prior to the Maturity Date, without penalty; provided, the Company shall provide the Payee with not less than thirty (30) days’ prior written notice before making any such prepayment.

1.8.	Except as expressly set forth in this Note, the Company waives presentment for payment, demand, protest and notice of protest for nonpayment of this Note. Any notice permitted or required pursuant to this Note shall be sent to the counterparty at its address below via certified mail, return-receipt requested, or via a reputable overnight courier service, in each case with postage pre-paid. Each such notice shall be deemed received by the addressee on the earlier to occur of the actual date of receipt or the third business day following dispatch.

1.9.	In no event shall any Officer, Manager, or member of the Company be liable for any amounts due and payable pursuant to this Note. The Payee, and anyone taking through or under the Payee, shall have no recourse against any person except the Company on the basis of the terms and conditions of this Note.

1.10.	The Note shall be governed in all respects by the internal laws of the State of Illinois without regard for its laws as to conflicts of laws. Any and all disputes arising out of related to this Note shall be adjudicated exclusively in the state and federal courts located in Cook County, Illinois.

1.11.	The Note is purchased by the Payee solely for the Payee's own account and not with any plan or view to its resale prior to its Maturity. The Payee acknowledges that the Note has not been registered under the Act. As such, this Note may not be sold, offered for sale, pledged, or hypothecated in the absence of an effective registration statement pursuant to the Act as to any such Note or an opinion of counsel satisfactory to the Company that such registration is not required. Notwithstanding the foregoing, all covenants, agreements, and undertakings in this Note by or on behalf of any of the parties shall bind and inure to the benefit of the respective successors and permitted assigns of the parties whether so expressed or not.

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IN WITNESS WHEREOF, this Note has been executed and delivered by the Company and Payee on the date first above written.

COMPANY:

IROQUOIS VALLEY FARMS LLC, an Illinois limited liability company

By: ______________________________

Name: _______________________________

Title: _____________________________

Address:

1720 W Division St

Chicago, IL 60622

PAYEE:

____________________________________

By: ______________________________

Name: _______________________________

Title: _____________________________

Address: ________________

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